                                                                     EXHIBIT 4.7

                                    ADDENDUM
                                       TO
                    INFORMATION ARCHITECTS CORPORATION F/K/A
                          ALYDAAR SOFTWARE CORPORATION
                            OMNIBUS STOCK OPTION PLAN

         THIS ADDENDUM is effective as of the 25th day of May, 2001 to the INFORMATION ARCHITECTS CORPORATION F/K/A ALYDAAR SOFTWARE CORPORATION OMNIBUS STOCK OPTION PLAN ("Plan") pursuant to the approval by the shareholders of Information Architects Corporation, as recorded in the minutes of the 2001 Information Architects Corporation Annual Shareholder Meeting, dated May 25, 2001. The provisions of this Addendum are hereby made a part of the Plan. Should a conflict exist among the provisions of the Plan, the Exhibits thereto and this Addendum, the provision of this Addendum shall control. Any terms in capital letters not defined in this Addendum shall have the meaning set forth in the Plan.

1. Article V, Section 5.1 (General) is amended so that the number of Shares for which Awards may be granted under the Plan is increased to from three million (3,000,000) to four million (4,000,000).



By: /s/ Robert F. Gruder
    -----------------------------------------
    Robert F. Gruder, Chief Executive Officer
    President and Chairman